Exhibit 99.1

Myers Industries Reports 2016 Fourth Quarter Results and Full Year Results

Fourth quarter results in line with Company expectations; Strategic update and long-term outlook provided

March 9, 2017, Akron, Ohio - Myers Industries, Inc. (NYSE: MYE) today announced results for the fourth quarter and year ended December 31, 2016.

Business Highlights

•	Income per diluted share from continuing operations was a loss of $0.04, compared to $0.00 for the fourth quarter of 2015 and $0.05, compared to $0.45 for the full year of 2015; adjusted income per diluted share from continuing operations was $0.00, compared to $0.06 for the fourth quarter of 2015 and $0.44, compared to $0.57 for the full year of 2015

•	Fourth-quarter and full-year 2016 net sales declined 6.6% and 7.2%, respectively; primarily the result of a reduced capital spending environment in several key customer end markets

•	Selling, general and administrative expenses declined by $8.8 million in 2016 to $138.6 million, representing 24.8% of net sales, compared to 24.5% of net sales in the prior year

•	Working capital improvements and disciplined capital spending resulted in $21 million in free cash flow (cash flow from continuing operations less capital expenditures) for 2016; $16 million returned to shareholders as dividends during 2016

•	Amended and extended loan agreement announced on March 9, 2017 enables greater financial flexibility

•	Announcing enterprise strategy focused on growth opportunities in key niche markets and improving operational efficiency to drive strong cash flow growth; established long-term financial targets

President and Chief Executive Officer Dave Banyard commented, “Fourth-quarter results were in line with our expectations as we faced the continued impact of a reduced capital spending environment that persisted across many industrial markets for most of 2016. Demand in agriculture markets has been notably weak with record sales declines in some channels over the previous two years. Some of our most strategic products sell into these customers. While we are disappointed with our sales performance during the year, we managed costs well and made tangible improvements in the management of working capital and capital spending, both of which will continue to be part of our strengths moving forward.”

“This past year was a transition period for Myers Industries. We enter 2017 with a strong enterprise strategy focused on delivering safety and efficiency solutions to our customers. We have established a solid foundation of operating principles within our strategy that focus on niche markets, flexible operations and strong cash flow. Instilling a culture of ownership within our team will drive execution of the strategy and help deliver strong results in the future.”

	Quarter Ended December 31,			Year Ended December 31,
	2016	2015	% Increase (Decrease)	2016	2015	% Increase (Decrease)
	(Dollars in thousands, except per share data)
Net sales	$130,064	$139,194	(6.6)%	$558,062	$601,538	(7.2)%
Gross profit	$36,015	$40,254	(10.5)%	$164,640	$178,278	(7.6)%
Gross profit margin	27.7%	28.9%		29.5%	29.6%
Operating income	$887	$1,824	(51.4)%	$16,168	$30,861	(47.6)%
Income from continuing operations:
Income (loss)	$(1,247)	$(125)	897.6%	$1,525	$14,053	(89.1)%
Income (loss) per diluted share	$(0.04)	$—	(100.0)%	$0.05	$0.45	(88.9)%

Operating income as adjusted(1)	$1,883	$4,730	(60.2)%	$29,161	$36,473	(20.0)%
Income from continuing operations as adjusted(1):
Income (loss)	$(127)	$1,691	(107.5)%	$13,117	$17,666	(25.8)%
Income (loss) per diluted share	$—	$0.06	(100.0)%	$0.44	$0.57	(22.8)%

(1)	Details regarding the adjusted charges are provided on the Reconciliations of Non-GAAP Financial Measures included in this release.

Fourth-Quarter 2016 Financial Summary

Fourth-quarter net sales decreased 6.6% (or 7.3% excluding currency fluctuation) to $130.1 million, compared to the fourth quarter of 2015. The reduction in sales was primarily the result of decreased capital spending in several of the Company’s key end markets. Gross profit margin decreased 120 basis points to 27.7%, due to lower sales volumes and resulting operational inefficiencies. Selling, general and administrative expenses decreased 8.6% to $35.1 million compared to the fourth quarter of 2015 as a result of cost reductions at both the corporate and segment level. Fourth-quarter GAAP loss per diluted share from continuing operations was $0.04, compared to income per diluted share of $0.00 for the fourth quarter of 2015. Adjusted income per diluted share from continuing operations was $0.00, compared to income per diluted share of $0.06 for the fourth quarter of 2015. The decline in income per diluted share was due to the lower gross profit, which was partially offset by the decrease in selling, general and administrative expenses.

Net sales in the Material Handling Segment for the fourth quarter of 2016 were down 6.2% (or 7.2% excluding currency fluctuation) vs. the fourth quarter of 2015. The reduction in net sales was due to a decrease in volume in the agriculture end market, partially offset by sales increases in the segment’s recreational vehicle and Brazil beverage markets. The segment’s GAAP operating income was $3.4 million for the fourth quarter of 2016 compared to $8.1 million for the fourth quarter of 2015. The segment’s adjusted operating income was $4.2 million for the fourth quarter of 2016 compared to $9.7 million for the fourth quarter of 2015. The decline in operating income was due to the lower sales volumes, an unfavorable product mix and operational inefficiencies, partially offset by cost reductions in selling, general and administrative expenses.

Net sales in the Distribution Segment for the fourth quarter of 2016 were down 7.3% vs. the fourth quarter of 2015. The decrease in net sales was due to lower sales of equipment and retread products. The segment’s GAAP operating income was $3.0 million for the fourth quarter of 2016 compared to $2.6 million for the fourth quarter of 2015. The segment’s adjusted operating income was $3.0 million for the fourth quarter of 2016 compared to $2.9 million for the fourth quarter of 2015. The increase in operating income was primarily the result of a favorable product mix which offset the lower sales volume during the quarter.

Full-Year 2016 Financial Summary

Full-year net sales decreased 7.2% (or 6.7% excluding currency fluctuation) to $558.1 million, compared to the full year of 2015. The reduction in sales was primarily the result of decreased capital spending in several of the Company’s key end markets. Gross profit margin of 29.5% was flat year-over-year. Selling, general and administrative expenses decreased 6.0% to $138.6 million primarily as a result of cost reductions. GAAP income per diluted share from continuing operations was $0.05, compared to $0.45 for the full year of 2015. Adjusted income per diluted share from continuing operations was $0.44, compared to $0.57 for the full year of 2015.

The Material Handling Segment’s net sales for the full year of 2016 were down 6.4% (or 5.6% excluding currency fluctuation) vs. the full year of 2015 due primarily to declines in the agricultural and beverage markets. The segment’s GAAP operating income was $29.6 million for the full year of 2016 compared to $49.8 million for the full year of 2015. The segment’s adjusted operating income was $38.2 million for the full year of 2016 compared to $50.0 million for the full year of 2015.

The Distribution Segment’s net sales for the full year of 2016 were down 9.0% vs. the full year of 2015. The decrease in net sales was primarily due to lower equipment sales and lower sales volume in the retread market segment, partially offset by higher pricing. Additionally, the Company implemented a sales force improvement initiative in 2016 that resulted in lower sales in some territories. The initiative is designed to broaden market coverage, upgrade the talent of the sales team and improve the overall sales process. Sales force turnover and territory gaps during the year resulted in reductions in sales from those territories. The segment’s GAAP operating income was $12.8 million for the full year of 2016 compared to $16.1 million for the full year of 2015. The segment’s adjusted operating income was $12.8 million for the full year of 2016 compared to $16.6 million for the full year of 2015.

Fiscal Year 2017 Outlook

For fiscal year 2017, the Company anticipates that total revenue will be flat on a constant currency basis. It also expects capital expenditures to be in the range of $10 to $12 million, net interest expense to be between $8 and $9 million, depreciation and amortization of $32 to $34 million, and an effective tax rate of approximately 36%.

Strategic Update

Today the Company also disclosed details regarding its enterprise strategy and long-term financial performance targets. Myers Industries’ enterprise strategy is centered on three key elements:

•	Niche market focus

•	Flexible operations

•	Strong cash flow growth

Management believes that using this business model and building a culture focused on safety and efficiency wherein employees think and act like owners will drive above average shareholder returns over the long term. As part of this strategy, the following long-term targets have been established:

Financial Targets	2016	2018	2020
Adjusted Operating Income Margin	5%	>8%	>10%
Free Cash Flow/Sales	4%	>7%	>9%
Working Capital/Sales	8%	<9%	<9%
Leverage Ratio	2.9	<2.0	<2.0
Adjusted EBITDA	$64MM	>$70MM	>$80MM

President and CEO Dave Banyard commented, “We believe we have an excellent platform to build upon our expertise providing solutions in safety and efficiency for a variety of niche applications in industrial end-markets. During the past year, our management team completed market research analyses on each of our key end-markets. Once that initial step was complete, we began implementing lean initiatives to immediately improve operational performance while simultaneously enhancing talent and resources around important functions that will help us unlock the long-term potential we’ve identified. We now have market leaders and cross functional teams dedicated to niche opportunities across our two operating segments, and we are investing in systems and pricing tools that will help our teams utilize data more effectively to drive results.”

“We’ve already made several important structural changes to the business, including solid working capital improvements in each business and a 15 percent reduction in corporate headcount during the fourth-quarter of 2016. In 2017, we’ll continue to identify opportunities to improve our organizational structure and operational efficiency. Specifically, we will begin a consolidation of our manufacturing footprint in Material Handling that we expect to complete by year-end, and we will also be evaluating potential new sourcing partnerships as we seek a more flexible operating model. This strategic initiative will cost approximately $10 million in 2017 and we expect to save approximately the same amount on an annualized basis once the project is completed. We believe these efforts, combined with our focus on driving sales in niche markets, as well as our commitment to disciplined cash return metrics will help us deliver compelling long-term value to shareholders.”

Conference Call Details

The Company will host an earnings conference call and webcast for investors and analysts on Thursday, March 9, 2017 at 10:00 a.m. ET. The call is anticipated to last approximately one hour and may be accessed at: (US) 866-393-4306 or (Int’l) 734-385-2616. Callers are asked to sign on at least five minutes in advance. A live webcast of the conference call can be accessed from the Investor Relations section of the Company’s website at www.myersindustries.com. Click on the Investor Relations tab to access the webcast. Webcast attendees will be in a listen-only mode. An archived replay of the call will also be available on the site shortly after the event. To listen to the telephone replay, callers should dial: (US) 855-859-2056 or (Int’l) 404-537-3406. The replay passcode is Conference ID: 64317849.

Use of Non-GAAP Financial Measures

The Company uses certain non-GAAP measures in this release. Adjusted EPS, adjusted income per diluted share from continuing operations, adjusted operating income, adjusted EBITDA and free cash flow are non-GAAP financial measures and are intended to serve as a supplement to results provided in accordance with accounting principles generally accepted in the United States. Myers Industries believes that such information provides an additional measurement and consistent historical comparison of the Company’s performance. A reconciliation of the non-GAAP financial measures to the most directly comparable GAAP measures is available in this news release.

About Myers Industries

Myers Industries, Inc. is an international manufacturer of polymer products for industrial, agricultural, automotive, commercial and consumer markets. The Company is also the largest distributor of tools, equipment and supplies for the tire, wheel and under vehicle service industry in the U.S. Visit www.myersindustries.com to learn more.

Caution on Forward-Looking Statements

Statements in this release may include “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995. Any statement that is not of historical fact may be deemed “forward-looking”. Words such as “expect”, “believe”, “project”, “plan”, “anticipate”, “intend”, “objective”, “goal”, “view” and similar expressions identify forward-looking statements. These statements are based on management’s current views and assumptions of future events and financial performance and involve a number of risks and uncertainties, many outside of the Company’s control that could cause actual results to materially differ from those expressed or implied. Risks and uncertainties include: raw material availability, increases in raw material costs, or other production costs; risks associated with our strategic growth initiatives or the failure to achieve the anticipated benefits of such initiatives; unanticipated downturn in business relationships with customers or their purchases; competitive pressures on sales and pricing; changes in the markets for the Company’s business segments; changes in trends and demands in the markets in which the Company competes; unexpected failures at our manufacturing facilities; future economic and financial conditions in the United States and around the world; inability of the Company to meet future capital requirements; claims, litigation and regulatory actions against the Company; changes in laws and regulations affecting the Company; and other risks as detailed in the Company’s 10-K and other reports filed with the Securities and Exchange Commission. Such reports are available on the Securities and Exchange Commission’s public reference facilities and its website at www.sec.gov, and on the Company’s Investor Relations section of its website at www.myersindustries.com. Myers Industries undertakes no obligation to publicly update or revise any forward-looking statements contained herein. These statements speak only as of the date made.

Contact:

Monica Vinay

Vice President, Investor Relations & Treasurer

(330) 761-6212

MYERS INDUSTRIES, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

(Dollars in thousands, except share data)

	For the Quarter Ended		For the Year Ended
	December 31, 2016	December 31, 2015	December 31, 2016	December 31, 2015
Net sales	$130,064	$139,194	$558,062	$601,538
Cost of sales	94,049	98,940	393,422	423,260

Gross profit	36,015	40,254	164,640	178,278
Selling, general and administrative expenses	35,128	38,430	138,598	147,417
Impairment charges	—	—	9,874	—

Operating income	887	1,824	16,168	30,861
Interest expense, net	2,086	2,100	8,173	8,999

Income (loss) from continuing operations before income taxes	(1,199)	(276)	7,995	21,862
Income tax expense (benefit)	48	(151)	6,470	7,809

Income (loss) from continuing operations	(1,247)	(125)	1,525	14,053
Income (loss) from discontinued operations, net of income taxes	(211)	896	(468)	3,709

Net income (loss)	$(1,458)	$771	$1,057	$17,762

Income (loss) per common share from continuing operations:
Basic	$(0.04)	$—	$0.05	$0.46
Diluted	$(0.04)	$—	$0.05	$0.45
Income (loss) per common share from discontinued operations:
Basic	$(0.01)	$0.03	$(0.02)	$0.12
Diluted	$(0.01)	$0.03	$(0.02)	$0.12
Net income (loss) per common share:
Basic	$(0.05)	$0.03	$0.03	$0.58
Diluted	$(0.05)	$0.03	$0.03	$0.57
Weighted average common shares outstanding:
Basic	29,961,579	29,856,894	29,750,378	30,616,485
Diluted	29,961,579	29,856,894	29,967,912	30,943,693

MYERS INDUSTRIES, INC.

SALES AND EARNINGS BY SEGMENT (UNAUDITED)

(Dollars in thousands)

	Quarter Ended December 31,			Year Ended December 31,
	2016	2015	% Change	2016	2015	% Change
Net Sales
Material Handling	$87,671	$93,496	(6.2)%	$387,513	$414,030	(6.4)%
Distribution	42,412	45,728	(7.3)%	170,660	187,637	(9.0)%
Inter-company Sales	(19)	(30)	—	(111)	(129)	—

Total	$130,064	$139,194	(6.6)%	$558,062	$601,538	(7.2)%

Operating Income
Material Handling	$3,431	$8,140	(57.9)%	$29,583	$49,762	(40.6)%
Distribution	3,031	2,557	18.5%	12,834	16,114	(20.4)%
Corporate	(5,575)	(8,873)	—	(26,249)	(35,015)	—

Total	$887	$1,824	(51.4)%	$16,168	$30,861	(47.6)%

MYERS INDUSTRIES, INC.

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

OPERATING INCOME BY SEGMENT (UNAUDITED)

(Dollars in thousands, except per share data)

	Quarter Ended December 31,		Year Ended December 31,
	2016	2015	2016	2015
Material Handling
Operating income as reported	$3,431	$8,140	$29,583	$49,762
Litigation reserve reversal	—	—	—	(3,010)
Asset impairments	—	—	9,874	—
Reduction to contingent liability	—		(2,335)
Restructuring expenses and other adjustments	810	1,535	1,102	3,285

Operating income as adjusted	4,241	9,675	38,224	50,037

Distribution
Operating income as reported	3,031	2,557	12,834	16,114
Restructuring expenses and other adjustments	—	312	—	507

Operating income as adjusted	3,031	2,869	12,834	16,621

Corporate Expense
Corporate expense as reported	(5,575)	(8,873)	(26,249)	(35,015)
CFO severance related costs	—	—	2,011	—
Environmental reserve	—	200	2,155	1,466
Professional, legal fees and other adjustments	186	859	186	3,364

Corporate expense as adjusted	(5,389)	(7,814)	(21,897)	(30,185)

Continuing Operations
Operating income as reported	887	1,824	16,168	30,861
Total of all adjustments above	996	2,906	12,993	5,612

Operating income as adjusted	1,883	4,730	29,161	36,473
Interest expense, net	(2,086)	(2,100)	(8,173)	(8,999)

Income (loss) before taxes as adjusted	(203)	2,630	20,988	27,474
Income tax expense*	76	(939)	(7,871)	(9,808)

Income (loss) from continuing operations as adjusted	$(127)	$1,691	$13,117	$17,666

Adjusted earnings (loss) per diluted share from continuing operations	$(0.00)	$0.06	$0.44	$0.57

*	Income taxes are calculated using the normalized effective tax rate for each year. The normalized rate used in 2016 is 37.5% and in 2015 was 36%.

Note on Reconciliation of Income and Earnings Data: Income from continuing operations as adjusted and adjusted earnings per diluted share from continuing operations are non-GAAP financial measures that Myers Industries, Inc. calculates according to the schedule above, using GAAP amounts from the unaudited Consolidated Financial Statements. The Company believes that the excluded items are not primarily related to core operational activities. The Company believes that income (loss) excluding items that are not primarily related to core operating activities is generally viewed as providing useful information regarding a company’s operating profitability. Management uses income (loss) excluding these items as well as other financial measures in connection with its decision-making activities. Income (loss) excluding these items should not be considered in isolation or as a substitute for net income (loss), income (loss) before taxes or other consolidated income data prepared in accordance with GAAP. The Company’s method for calculating income (loss) excluding these items may not be comparable to methods used by other companies.

MYERS INDUSTRIES, INC.

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

COMBINED STATEMENTS OF INCOME (UNAUDITED)

(Dollars in thousands)

	Quarter Ended				Year Ended
	31-Mar-16	30-Jun-16	30-Sep-16	31-Dec-16	31-Dec-16
Net Income as Reported Continuing Operations	$(3,336)	$5,684	$424	$(1,247)	$1,525
Add: tax expense	2,446	3,429	547	48	6,470
Add: net interest expense	2,019	2,053	2,015	2,086	8,173
Add: depreciation	6,000	6,283	6,182	6,142	24,607
Add: amortization	2,499	2,482	2,447	2,430	9,858

EBITDA	9,628	19,931	11,615	9,459	50,633

Add: one-time unusual charges	10,556	544	897	996	12,993

EBITDA as Adjusted	20,184	20,475	12,512	10,455	63,626

Note on Reconciliation of Income and Earnings Data: EBITDA as adjusted is a financial measure that Myers Industries, Inc. calculates according to the schedule above using amounts from the unaudited Reconciliation of Non-GAAP Financial Measures Income (Loss) Before Taxes By Segment and GAAP amounts from the unaudited Condensed Consolidated Statement of Operations. The Company believes that EBITDA as adjusted provides useful information regarding a company’s operating profitability. Management uses EBITDA as adjusted as well as other financial measures in connection with its decision-making activities. EBITDA as adjusted should not be considered in isolation or as a substitute for net income (loss), income (loss) before taxes or other consolidated income data prepared in accordance with GAAP. The Company’s method for calculating EBITDA as adjusted may not be comparable to methods used by other companies.

MYERS INDUSTRIES, INC.

CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL POSITION (UNAUDITED)

(Dollars in thousands)

	December 31, 2016	December 31, 2015
Assets
Current Assets
Cash	$7,888	$7,344
Restricted cash	8,635	8,627
Accounts receivable, net	73,818	77,633
Inventories	46,023	54,738
Other	4,787	5,966

Total Current Assets	141,151	154,308
Other Assets	129,051	143,710
Property, Plant, & Equipment, Net	111,482	130,773

Total Assets	$381,684	$428,791

Liabilities & Shareholders’ Equity
Current Liabilities
Accounts payable	$48,988	$71,310
Accrued expenses	30,324	45,502

Total Current Liabilities	79,312	116,812
Long-term debt, net	189,522	191,881
Other liabilities	9,235	12,354
Deferred income taxes	10,582	10,041
Total Shareholders’ Equity	93,033	97,703

Total Liabilities & Shareholders’ Equity	$381,684	$428,791

MYERS INDUSTRIES, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)

(Dollars in thousands)

	Year Ended December 31,
	2016	2015
Cash Flows From Operating Activities
Net income	$1,057	$17,762
Income (loss) from discontinued operations, net of income taxes	(468)	3,709

Income from continuing operations	1,525	14,053
Adjustments to reconcile income from continuing operations to net cash provided by (used for) operating activities
Depreciation	24,607	24,712
Amortization	9,858	10,267
Non-cash stock-based compensation expense	3,357	4,934
Deferred taxes	(243)	(315)
Excess tax benefit from stock-based compensation	(64)	(38)
Impairment charges	9,874	—
Other	653	762
Payments on performance based compensation	(1,794)	(1,303)
Accrued interest income on note receivable	(1,268)	(1,060)
Other long-term liabilities	(579)	1,106
Cash flows provided by (used for) working capital
Accounts receivable	4,311	3,499
Inventories	9,720	5,271
Prepaid expenses and other assets	1,083	573
Accounts payable and accrued expenses	(27,319)	(13,107)

Net cash provided by (used for) operating activities - continuing operations	33,721	49,354
Net cash provided by (used for) operating activities - discontinued operations	—	(11,622)

Net cash provided by (used for) operating activities	33,721	37,732

Cash Flows From Investing Activities
Capital expenditures	(12,523)	(23,727)
Proceeds from sale of property, plant and equipment	468	1,261
Proceeds (payments) related to sale of business	(4,034)	70,762

Net cash provided by (used for) investing activities - continuing operations	(16,089)	48,296
Net cash provided by (used for) investing activities - discontinued operations	—	(581)

Net cash provided by (used for) investing activities	(16,089)	47,715

Cash Flows From Financing Activities
Net borrowing (repayments) on credit facility	(3,804)	(37,110)
Cash dividends paid	(16,221)	(16,675)
Proceeds from issuance of common stock	3,374	2,924
Excess tax benefit from stock-based compensation	64	38
Repurchase of common stock	—	(30,023)
Shares withheld for employee taxes on equity awards	(1,166)	(975)

Net cash provided by (used for) financing activities - continuing operations	(17,753)	(81,821)
Net cash provided by (used for) financing activities - discontinued operations	—	—

Net cash provided by (used for) financing activities	(17,753)	(81,821)

Foreign exchange rate effect on cash	665	(958)

Net increase (decrease) in cash	544	2,668
Cash at January 1	7,344	4,676

Cash at December 31	$7,888	$7,344